Exhibit 99.1

November 4, 2005

Federal Home Loan Bank of San Francisco Reports Third Quarter Results

San Francisco -- The Federal Home Loan Bank of San Francisco today announced that its net income in the third quarter of 2005 was $91 million, compared to $15 million in the third quarter of 2004. In the first nine months of 2005, the Bank's net income was $259 million, compared to $211 million in the first nine months of 2004.

Net interest income increased $47 million, or 36%, to $178 million in the third quarter of 2005 from $131 million in the third quarter of 2004. Net interest income increased $101 million, or 26%, to $496 million in the first nine months of 2005 from $395 million in the first nine months of 2004. The increases in net interest income were driven primarily by higher average interest-earning assets outstanding, combined with higher average capital balances.

The net effect of unrealized fair value adjustments on trading securities, derivatives, and hedged items resulted in a net unrealized fair value loss of $19 million in the third quarter of 2005 compared to a net unrealized fair value loss of $55 million in the third quarter of 2004, and a net unrealized fair value loss of $39 million in the first nine months of 2005 compared to a net unrealized fair value loss of $5 million in the first nine months of 2004. Nearly all of the Bank's derivatives and hedged items are held to the maturity, call, or put date. For these derivatives and hedged items, net unrealized fair value gains or losses are primarily a matter of timing and will generally reverse in the future.

Bank members continued to increase their usage of Bank credit during the first nine months of 2005. Advances grew $12.7 billion, reaching a new record of $153.0 billion in advances outstanding at September 30, 2005. While 78% of this growth was attributable to a net increase in advances outstanding to the Bank's three largest members, the remaining growth reflected increased borrowings by other members. In total, 138 institutions increased their advance borrowings during the first nine months of 2005, while 80 institutions decreased their advance borrowings.

Total assets grew $26.8 billion during the first nine months of 2005, from $185.0 billion at yearend 2004 to $211.8 billion at September 30, 2005. In addition to the growth in advances, Federal funds sold grew $8.7 billion and held-to-maturity securities, primarily mortgage-backed securities, grew $5.0 billion during the first nine months of 2005.

Based on its operating results for the third quarter of 2005, the Bank expects to pay a dividend for the quarter, following the issuance of the Bank's third quarter 2005 financial statements, at an annualized rate of 4.58%, up from 3.70% for the third quarter of 2004. The increase in the dividend rate reflects a higher net interest margin in the current period, primarily as a result of higher profit spreads on the Bank's mortgage loan and mortgage-backed securities portfolios, combined with a higher yield on invested capital.

The Bank's annualized dividend rate for the first nine months of 2005 is expected to be 4.35%, compared to 4.10% for the first nine months of 2004. The increase in the annualized dividend rate reflects a higher yield on invested capital, partially offset by a lower net interest spread on the Bank's mortgage loan and mortgage-backed securities portfolios in the nine months ended September 30, 2005, relative to the same period in 2004.

Financial Highlights
(Dollars in millions)	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004
Selected Balance Sheet Items at Period End
Total Assets	$211,760	$206,727	$192,761	$184,982	$172,573
Advances	152,956	152,808	142,316	140,254	123,722
Mortgage Loans	5,408	5,648	5,855	6,035	6,200
Held-to-Maturity Securities	28,823	27,283	25,456	23,839	23,543
Consolidated Obligations:
Bonds	173,790	173,061	160,111	148,109	137,095
Discount Notes	24,873	21,261	21,277	26,257	24,089
Capital Stock -- Class B -- Putable	9,025	8,725	8,117	7,765	7,176
Total Capital	9,149	8,858	8,234	7,900	7,298
Quarterly Operating Results
Net Interest Income	$178	$159	$159	$147	$131
Other Income	(35)	5	(55)	(17)	(95)
Other Expense	19	20	19	19	16
Assessments	33	38	23	29	5
Net Income	$91	$106	$62	$82	$15
Other Data
Net Interest Margin	0.34%	0.32%	0.34%	0.33%	0.32%
Operating Expenses as a Percent of Average Assets	0.03	0.03	0.03	0.04	0.03
Return on Equity	4.03	4.94	3.11	4.29	0.82
Annualized Dividend Rate (1)	4.58	4.21	4.25	3.97	3.70
Capital to Assets Ratio (2)	4.34	4.31	4.30	4.30	4.24
Duration Gap (months) (3)	1	0	1	1	1

(1)    The declaration of the dividend for the third quarter of 2005 will become effective as of the date the Bank's third quarter financial statements are issued.
(2)    For this purpose, capital includes mandatorily redeemable capital stock.
(3)    Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank serves and is owned by its members--commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "expects," "will," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133 and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com